Exhibit 10.1

HUGHES COMMUNICATIONS, INC.

CHANGE OF CONTROL BONUS PROGRAM

FOR PRADMAN P. KAUL

CHANGE OF CONTROL BONUS

The Compensation Committee of the Board of Directors of the Company (the “Committee”) has selected Pradman P. Kaul (the “Participant”) to participate in a Change of Control Bonus Program in order to compensate him for his efforts to consummate the sale of the Company. The cash payment (“Bonus”) payable hereunder will be due upon the “Payment Date” after a “Change of Control” (as defined below). The amount of the Bonus will be 48p3 where p is the price per share realized in the sale of the Company.

“Change of Control” shall mean a transaction approved by the Board of Directors of the Company that results in (i) the acquisition by any individual, entity or group of more than 50 percent, indirectly or directly, of the equity vote of the Company or (ii) consummation of an amalgamation, a merger or consolidation of the Company or Hughes Network Systems, LLC with any other entity or a sale or other disposition of all or substantially all of the assets of the Company following which the voting securities of the Company that are outstanding immediately prior to such transaction cease to represent at least 50 percent of the combined voting power of the securities of the Company or, if the Company is not the surviving entity, such surviving entity outstanding immediately after such transaction.

PAYMENT

If the Participant is employed by the Company, or its subsidiaries, upon the consummation of a Change of Control, Participant will be paid a Bonus on the Payment Date (as defined below) in a lump-sum, in cash. The “Payment Date” shall mean:

–	50% of the Bonus within 10 days of closing,

–	remaining 50% within 6 months of closing.

For the avoidance of doubt, if the Participant is not employed by the Company, or its subsidiaries, on the Payment Date, the payment due on that date shall not be paid. Notwithstanding the prior sentence, if a Participant’s employment by the Company (i) is terminated by the Company without cause (as defined in the Company’s 2006 Equity and Incentive Plan), (ii) is terminated by the Company because the Participant has become permanently disabled (within the meaning of the Company’s applicable long-term disability plan), (iii) is terminated by the Participant for Good Reason (as defined below), or (iv) terminates by reason of Participant’s death, in each case prior to the Payment Date, the Participant or his estate will be paid the Bonus no later than the later of (a) 30 days after the date of termination and (b) the date of consummation of the Change of Control as consummation is a requirement for payment to be due.

FUNDING

The obligations of the Company to make payments under the Bonus Program shall be contractual only and all such payments shall be made from the general assets of the Company. The Participant, beneficiary or person having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give any such individual any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future.

AMENDMENT AND TERMINATION

The Bonus Program will terminate (a) on April 15, 2011, if an agreement regarding a Change of Control has not been executed, or (b) on December 31, 2011, if a Change of Control has not been consummated by such date. In addition, at the Company’s sole discretion, it may accelerate the payment of any amounts under the Bonus Program at any time and without the consent or approval of the Participant, so long as such acceleration does not violate Section 409A of the Code (as defined below), to the extent applicable.

ADMINISTRATION

The Bonus Program shall be administered by the Compensation Committee of the Board of Directors of the Company. All determinations required under the Bonus Program, including, without limitation, eligibility, the aggregate amount of Bonuses, the occurrence of a Change of Control, etc., will be made by and in the sole discretion of the Compensation Committee of the Board of Directors of the Company. Determinations need not be uniform and may be made selectively among eligible employees. Any such determinations shall be final and conclusive of any matter and shall be binding upon all persons claiming any right(s) under the Bonus Program.

GENERAL PROVISION

This Bonus Program is not intended and shall not be construed to be a retirement, welfare or other benefit plan and shall not be governed by or subject to the federal Employee Retirement Income Security Act of 1974, as amended.

GOVERNING LAW

This Bonus Program shall be governed by the laws of the State of Delaware without giving effect to conflict of law principles.

WITHHOLDING

The Company is authorized to withhold from any payment relating to any Bonus under the Bonus Program, amounts of withholding and other taxes due in connection with the payment of a Bonus and to take such other action as the Company may deem advisable to enable the Company and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Bonus. This authority shall include authority for the Company to withhold or receive other property and to make cash payments in respect thereof in satisfaction of the Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Company.

SECTION 409A OF THE CODE

Notwithstanding any other provision of this Bonus Program, this Bonus Program is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall at all times be interpreted in accordance with such intent. In no event will the Company, its employees, directors, officers, agents, representatives, attorneys or affiliates have any liability for any failure of the Bonus Program to satisfy the requirements of, or be exempt from, Code Section 409A, and such parties do not guarantee that the Bonus Program complies with, or is exempt from, Code Section 409A. Participant shall have no binding right to distributions made to it in error or any right to designate the time of payment of any Bonus.

Approved by HCI Compensation Committee:

2/13/2011	/s/ Andrew Africk
Date	Andrew Africk

2/13/2011	/s/ Aaron Stone
Date	Aaron Stone

ANNEX A

SCHEDULE IDENTIFYING MATERIAL DIFFERENCES BETWEEN

CHANGE OF CONTROL BONUS PROGRAM FOR NEOs,

DATED AS OF FEBRUARY 13, 2011

FOR THE INDIVIDUALS LISTED BELOW

Name of Individual	Bonus Amount Multiplier
T. Paul Gaske	21.6 p3
Grant Barber	16.8 p3
Bahram Pourmand	16.8 p3
Adrian Morris	16.8 p3

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